EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk
VP of Corporate Development	972-458-8000
402-827-6226
Lindsay Corporation Appoints Jagodinski to Board of Directors
OMAHA, Neb., July 7, 2008 — Lindsay Corporation (NYSE: LNN) announced today that W. Thomas “Jag” Jagodinski has been appointed to its board of directors for a term which will expire in 2011.
Jagodinski, 52, has thirty years experience working with public companies and independent public accounting firms. Presently, he serves as a Director and Chairman of the Audit Committee of Solutia Inc, a diversified chemicals company (NYSE: SOA). He was President, Chief Executive Officer and a Director of Delta and Pine Land Company (NYSE: DLP), a publicly traded breeder and producer of cotton seeds, from 2002 until 2007 when the company was acquired by Monsanto. From 1991 to 2002, he served in various executive roles at DLP including Senior Vice President, Chief Financial Officer and Treasurer. He held various positions at Arthur Andersen from 1983 to 1990 and at Price Waterhouse from 1978 to 1983. In those roles he had significant exposure to clients in the manufacturing, distribution, retailing and financial services industries. He is a licensed Certified Public Accountant and a member of the AICPA. Jagodinski received a Bachelor of Business Administration degree in accounting from the University of Mississippi.
“We are very pleased to have Jag join the Board,” said Michael N. Christodolou, Lindsay’s chairman. “His background in agriculture, finance and manufacturing, combined with his extensive experience in strategic and international business ventures will allow him to make significant contributions to Lindsay’s continued success.”
About Lindsay Corporation
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At May 31, 2008, Lindsay had approximately 12.1 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.